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                                                                   EXHIBIT 10.12


                                    EXHIBIT H

                SECURITIES CANCELLATION AND REDEMPTION AGREEMENT

         AGREEMENT dated December , 2001 among INTERIORS, INC., a Delaware corporation ("Interiors"); MAX MUNN, and individual ("M. Munn") and LAURIE MUNN ("L. Munn").

                              W I T N E S S E T H:

         WHEREAS, L. Munn is the record owner of 2,445,000 shares of Class B Common Stock of Interiors (the "Class B Common"), representing 100% of the issued and outstanding shares of Class B Common of Interiors; and

         WHEREAS, L. Munn is the record owner of 1,000 shares of Series E Preferred Stock of Interiors (the "Series E Preferred"), representing 100% of the issued and outstanding shares of Series E Preferred of Interiors; and

         WHEREAS, pursuant to an asset purchase agreement, dated December 24, 2001 (the "APF Asset Purchase Agreement"), A.P.F. Acquisition Corp., a New York corporation wholly-owned by M. Munn (the "APF Purchaser"), desires to acquire from Interiors and Interiors desires to sell to the APF Purchaser, all of the assets business and properties of the A.P.F. MASTER FRAMEMAKERS division of the Seller (the "APF Division") on the terms and subject to the conditions contained in this Agreement; and

         WHEREAS, on December 24, 2001 Interiors and its subsidiaries entered into a Debt Restructuring Agreement with Limeridge LLC ("Limeridge") and The Endeavour Capital Fund, S.A. and The Endeavor Capital Investment Fund, S.A. ("Endeavour" and collectively, with Limeridge the "Lenders"); and

         WHEREAS, pursuant to the provisions of the Debt Restructuring Agreement, as a condition to the financial accommodations which the Lenders propose to make to Interiors, the Lenders have required that all shares of Class B Common and Series E Preferred (collectively, the "Subject Stock") be returned Interiors and cancelled

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereby agreed as follows:

         1. Annexed hereto as Attachment A is a description of the terms and conditions of the rights and preferences of the Class B Common and Series E Preferred and the terms and conditions under which such Subject Stock was issued and hypothecated .

         2. Subject only to satisfaction of the conditions hereinafter set forth, L. Munn hereby rescinds her purchase of all, and not less than all, of the shares of the Subject Stock and agrees to transfer the Subject Stock back to Interiors for cancellation (the "Subject Stock Rescission"). Upon delivery back to L. Munn of the certificates evidencing the shares of the Subject Stock which have heretofore been pledged to Jimmie Webster, ("Webster") as collateral for the personal guarantees of L. Munn and M. Munn (the "Munn Guarantees") of obligations of Interiors owed to Webster (the "Webster Obligations"), L. Munn shall cause such stock certificates to be delivered to Interiors for cancellation. M. Munn does hereby approve in all respects the Subject Stock Rescission.


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         3. In consideration of their Subject Stock Rescission, as contemplated by Section 1 above, Interiors does hereby agree to cancel and release L. Munn and M. Munn from any and all indebtedness and other liabilities owed by them to Interiors (aggregating approximately $3.5 million) which have been incurred by
L. Munn and/or M. Munn in connection with the purchase and issuance of the Subject Stock (the "Stock Indebtedness"). Annexed hereto as Exhibit A and made a part hereof, is a general release from Interiors to L. Munn and M. Munn in respect of all such Stock Indebtedness.

         4 The obligation of L. Munn and M. Munn to consummate the Subject Stock Rescission shall be subject to the following conditions:

                  (a) receipt of the general releases, comprising Exhibit A annexed hereto;

                  (b) consummation of the transactions contemplated by the APF Asset Purchase Agreement;

                  (c) termination of the Munn Guarantees of the Webster Obligations and the related pledge to Webster of the Subject Stock.

         5 In consideration of his agreement to cancel of his five year employment agreement with Interiors as provided in the Debt Restructuring Agreement, upon consummation of the transactions contemplated by the Debt Restructuring Agreement, all all other indebtedness owed by M. Munn to Interiors (approximately $568,625, plus accrued interest) shall be cancelled and released and M. Munn shall receive a general release from Interiors in respect of such indebtedness.

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         IN WITNESS WHEREOF, this Agreement has been executed on the date and year first above written.

                                                INTERIORS, INC.


                                                By:
                                                   -----------------------------
                                                         Name:
                                                         Title:


                                                --------------------------------
                                                         MAX MUNN


                                                --------------------------------
                                                         LAURIE MUNN


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                                  Attachment A


         On January 11, 2001, the Board of Directors of Interiors, Inc. ("Interiors" or the "Company") authorized the creation of 2,000 shares of a new class of preferred stock designated Series E Convertible Preferred Stock ("Series E Preferred Shares"). Each Series E Preferred Share has a liquidation value of $1,000, is entitled to receive a 9% per year dividend, payable quarterly. Each Series E Preferred Share is convertible into 3,333 Class B Shares if such shares are available for issuance. Until such time as the Company pays all accrued dividends on the Series E Preferred Shares, each Series E Preferred Share is entitled to five votes for each Class B Share into which it could have been converted if such shares were available for issuance.

         Currently, the Company has 200,000 Class B Shares authorized and available for issuance.

         On January 16, 2001, the Company issued 1,000 Series E Preferred Shares to Laurie Munn, wife of Max Munn, the Company's Chief Executive Officer, in exchange for $500,000 cash and a promissory note in the amount of $500,000 (the "Series E Note"). The Series E Note is secured by the 1,000 Series E Preferred Shares, accrues interest at 11% per annum, which is payable at maturity, and matures on January 16, 2005. In addition, Mr. and Mrs. Munn agreed to guarantee up to $3.0 million of accounts payable owed by one of the Company's subsidiaries, Stylecraft Lamps. The 9% Series E Preferred Shares dividends are reduced by the 11% interest on the $500,000 note receivable received as partial payment for the stock.

         The Company also agreed to subordinate its security interest in the 1,000 Series E Preferred Shares behind a security interest securing a $250,000 promissory note of Mrs. Munn executed in favor of Jimmy Webster, the Chief Executive Officer of Stylecraft.

         The Company also subordinated to Jimmy Webster its security interest in 2,445,000 Class B Shares owned by Mrs. Munn, which shares secure the Consolidated Promissory Note of Laurie Munn, due November 1, 2005 in favor of the Company in the principal amount of $2,504,000 and accrued interest at 6.5%, which is payable at maturity (the "Munn Consolidated Note").

                  In connection with the sale of Stylecraft, the personal loan of Mr. Munn owed to Mr. Webster was transferred to the Company and the Company set up a corresponding receivable from Mr. Munn.